WILDERMUTH ADVISORY LLC

CODE OF ETHICS

Revised 06/2016

WILDERMUTH ADVISORY, LLC

CODE OF ETHICS

1. GENERAL

This Code of Ethics (the “Code”) is adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) by Wildermuth Advisory, LLC, an investment adviser registered under the Advisers Act (the “Adviser”). The Adviser serves as the investment adviser to one or more clients (the “Advisory Clients” and each, an “Advisory Client”), including one or more investment companies registered under the 1940 Act (the “Funds” and each, a “Fund”).

Section 17(j) under the 1940 Act makes it unlawful for persons affiliated with investment companies, their principal underwriters, or their investment advisers to engage in fraudulent personal securities transactions. Rule 17j-1 and Rule 204A-1 are referred to together herein as the “Rules.”  Rule 17j-1 requires each fund, investment adviser and principal underwriter to adopt a code of ethics that contains provisions reasonably necessary to prevent its Access Persons (as defined below) from engaging in conduct prohibited by the principles of the Rules. Rule 204A-1 is the rule that requires any investment adviser to adopt a code of ethics containing provisions similar to those described above.    The Rules also require that reasonable diligence be used and procedures be instituted that are reasonably necessary to prevent violations of the code of ethics.

Among other things, Rule 17j-1 requires oversight of personal trading practices by a Fund’s board of trustees or directors (the “Board”), reporting of Access Persons’ securities trading and preclearance of purchases of initial public offerings and private placements by Access Persons. Under Rule 17j-1, the Adviser provides to the Board annually a written report that (i) describes issues that arose during the previous year under the Code, including information about material Code violations and sanctions imposed and (ii) certifies to the Board that it has adopted procedures  reasonably necessary to prevent Access Persons from violating the Code.

2. STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

Under Rule 17j-1(b) of the 1940 Act, it is unlawful for any Access Person of a registered investment company or its investment advisers or principal underwriter, and certain other affiliated persons of such entities, in connection with the purchase or sale, directly or indirectly, by such person of a security (as defined below) “held or to be acquired” by such investment company, to:

(i)    employ any device, scheme or artifice to defraud such investment company; or

(ii)   make to such investment company any untrue statement of a material fact or to omit to state to the investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or

(iii)  engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the investment company; or

(iv)  engage in any manipulative practice with respect to the investment company.

Rule 204A-1 requires that an investment adviser registered under the Advisers Act must establish, maintain and enforce a written code of ethics that at a minimum includes:

(i)    a standard (or standards) of business conduct that the adviser requires of its supervised persons, which standard must reflect the adviser’s fiduciary obligations and those of its supervised persons;

(ii)   provisions requiring the adviser’s supervised persons to comply with applicable federal securities laws;

(iii)  provisions that require the adviser’s Access Persons to report, and the adviser to review, their personal securities transactions and holdings periodically as provided under Rule 204A-1;

(iv)  provisions requiring the adviser’s supervised persons to report any violations of the adviser’s code of ethics promptly to the chief compliance officer or, provided the chief compliance officer also receives reports of all violations, to other persons who the adviser designates in its code of ethics; and

(v)   provisions requiring the adviser to provide each of its supervised persons with a copy of the adviser’s code of ethics and any amendments, and requiring its supervised persons to provide the adviser with a written acknowledgement of their receipt of the code and any amendments.

1.  Fiduciary Standards.  The Code is based on the fundamental principle that the Adviser must put clients’ interests first.   As an investment adviser, the Adviser has fiduciary responsibilities to clients for which it serves as investment adviser. Among the Adviser’s fiduciary responsibilities is the responsibility to ensure that its employees conduct their personal securities transactions in a manner that does not interfere, or appear to interfere, with any Advisory Client transactions or otherwise take unfair advantage of their relationship to the Advisory Client. All Adviser employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein. It bears emphasis that technical compliance with such provisions will not insulate from scrutiny transactions that show a pattern of compromise or abuse of an employee’s fiduciary responsibilities to the Adviser’s clients.  Accordingly, all Adviser employees must seek to avoid any actual or potential conflicts between their personal interests and the interest of the Advisory Clients.  In sum, all Adviser employees shall place the interest of the Advisory Clients before personal interests.

2.  Compliance with Applicable Federal Securities Laws. In particular, Rule 204A-1 requires that all Adviser employees must comply with all applicable federal securities laws (the “Federal Securities Laws”). The Adviser also establishes certain standards of business conduct, including the following: (i) reasonably prevent access to material non- public information about securities recommendations, holdings and transactions by persons who do not need such information to perform their duties; (ii) require all Access Persons to periodically report, and the Adviser’s Chief Compliance Officer (the “CCO”) to review, their personal securities transactions and holdings; (iii) report any violations of this Code promptly to the CCO; and (iv) provide each of the Access Persons with a copy of this Code and any amendments and require them to sign a written acknowledgment of their receipt of same.

3. DEFINITIONS

The following definitions apply for purposes of the Code:

1.   “1940 Act” means the Investment Company Act of 1940, as amended.

2.   “Access Person” means any of the Adviser’s supervised persons who has access to nonpublic information regarding the portfolio holdings of any Fund; any of the Adviser’s supervised persons who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; each officer, manager, or director of the Adviser; and each Advisory Person (as defined below).

3.   “Acquisition” or “Acquire” includes any purchase or the receipt of any gift or bequest of any Covered Security.

4.   “Adviser” means Wildermuth Advisory, LLC.

5.   “Advisers Act” means the Investment Advisers Act of 1940, as amended.

6.   “Advisory Client” means any Adviser client, including one or more investment companies registered under the 1940 Act.

7.   “Advisory Person” of the Adviser means: (i) any trustee, manager, officer or employee of the Adviser (or of any company in a control relationship with the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by the Fund; and (iii) any supervised persons of the Adviser, who, are involved in making securities recommendations for a Fund, or who have access to such recommendations that are nonpublic; or have access to nonpublic information regarding any Fund’s purchase or sale of securities, or regarding the Fund holdings of any Fund or any other registered investment company whose investment adviser controls, is controlled by, or is under common control with the Adviser.

8.   “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans

9.   “Beneficial Ownership” is interpreted as it is under Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 16a-1(a)(2) thereunder. A person is generally deemed the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest.    In addition, beneficial ownership includes the accounts of a spouse, minor children, relatives resident in the person’s home, or other persons by reason of any contract, arrangement, understanding or relationship that provides the person with sole or shared voting or investment power.

10.  “Board” means the board of trustees or directors of a Fund.

11. “Chief Compliance   Officer  (“CCO”)”  means  the  person(s)  charged  with  the responsibility, at any given time, to pre-clear trades, grant exceptions to prohibitions under the Code, receive reports and notices required by this Code to be generated, and to accomplish any other requirement of this Code related to the oversight of activities, the exercise of discretion or the making of decisions relating to the activities of persons covered by this Code. The term relates to the Chief Compliance Officer of the Adviser (or that person’s designee if the compliance person is absent or unavailable).

12.  “Code” means this Code of Ethics.

13.  “Control” has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, which states that “control” means “the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.” Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

14.  “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it shall not include the following: (i) securities issued by the government of the United States or by federal agencies and which are direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; or (iii) shares of unaffiliated open-end management investment companies registered under the 1940 Act.

The defined term “Covered Security” shall include shares of exchange-traded funds registered with the SEC under the 1940 Act as either an open-end management company or as a unit investment trust.

15.  “Covered Security held or to be acquired” by an Advisory Client means (i) any Covered Security which, within the most recent fifteen (15) days, (a) is or has been held by any Advisory Client, or (b) is being or has been considered for purchase by any Advisory Client; and (ii) any option to purchase or sell and any security convertible into or exchangeable for a Covered Security described in (i) of the definition.

16. A Covered Security is “being purchased or sold” by any Advisory Client from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for any Advisory Client until the time when such program has been fully completed or terminated.

17.  A  Covered  Security  is  “being  considered  for  purchase  or  sale”  when  a recommendation to purchase or sell a Covered Security for an Advisory Client is made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

18.  “Federal Securities Laws” means the Securities Act of 1933, as amended (the “1933 Act”); the 1934 Act; the Sarbanes-Oxley Act of 2002; the 1940 Act; the Advisers Act; Title V of the Gramm-Leach-Bliley Act; any rules adopted by the SEC under any of these statutes; the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury

19. “Fund” means: (i) any fund for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act. As used herein, the term “Fund” also includes any registered investment company whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Adviser.

20.  “Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

21.  “Investment Personnel” (or, singularly, an “Investment Person”) means: (i) all Access Persons who occupy the position of portfolio manager (or who serve on an investment committee that carries out the portfolio management function) with respect to any Fund; (ii) all Access Persons who, in connection with their regular functions or duties, make or participate in making any recommendations regarding the purchase or sale of any security or other investment by any Fund; and (iii) any natural person who controls a Fund or the Adviser who obtains information concerning recommendations made to or by a Fund with respect to the purchase or sale of a security or other investment by the Fund. The Adviser’s CCO will retain a current list of Investment Personnel.

22.  “Material Non-public Information” means: (i) information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business; and (ii) information is considered “non- public” when it has not been effectively disseminated to the public. Information found in reports iled with the SEC or appearing in publications of general circulation would be considered public information.

23.  “Outside Activity” means any activity (whether paid or unpaid) that is not a requisite of paid employment with the Adviser or affiliates.  To be defined as an “Outside Activity,” it must possess elements of the types of activities or information in which the Adviser regularly engage.    Examples of such elements include financial matters, budgeting, investments, retirement plans, securities and securities markets.

24.  “Purchase or Sale of a Covered Security” includes, among other things, the purchase or sale of a put or call option on a Covered Security.

25.  The “Restricted Period” is the number of days before or after a Security is being purchased or sold by any Advisory Client during which, subject to an exception under the particular circumstances made by the CCO in his or her discretion, no Advisory Person may purchase or sell, directly or indirectly, any security in which he or she had or by reason of such transaction acquires any Beneficial Ownership

26.  “SEC” means the Securities and Exchange Commission.

27.  “Security” has the same definition as in Section 2(a)(36) of the 1940 Act.

28. “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

4. LIMITATIONS ON PERSONAL SECURITIES TRANSACTIONS

1.   Trading Restrictions for Access Persons. Each Access Person shall be subject to the trading restrictions identified below.

i.    Accounts Include Family Members and Other Accounts.   Accounts of Access Persons include the accounts of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the Access Person has a financial interest or over which the Access Person has investment discretion (other than accounts managed by the Adviser).

ii.   Preclearance procedures Purchases and Sales.  , An access Person must notify the CCO and pre-clear any intended purchases and sales of a any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she actually knows or should have known at the time of such purchase or sale: (a) is being considered for purchase or sale by any Advisory Client; (b) is then being purchased or sold by any Advisory Client; or (c) is held by any Advisory Client.

iii.  Restrictions on Related Securities.  The restrictions and procedures applicable to the transactions in Covered Securities by Access Persons set forth in this Code shall similarly apply to Securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the Security purchased or sold or being contemplated for purchase or sale during the relevant period by an Advisory Client. For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer would be considered related to the underlying common stock of that issuer for purposes of this policy.  In sum, the related Security is treated as if it is the underlying Security for the purpose of the pre-clearance procedures described herein.

iv.  Funds advised by the Adviser. Pre-clearance procedures apply to the purchase and sales of mutual funds advised or sub-advised by or for the Adviser held in personal accounts or in the retirement accounts of Access Persons of the Adviser. Mutual funds advised or sub-advised by or for the Adviser that have established systematic investments do not require pre-clearance.

v.   Pre-clearance Exception. An Access Person will not need to file for pre-clearance with the CCO to purchase or sell any reportable Security, as defined in Section 4.4, for an account(s) of the Access Person that is managed on a full discretionary basis by Wildermuth Asset Management, Inc or an independent third-party manager.

This exception does not exempt the Supervised or Access Person from the reporting requirements of Section 5 of the Code.

vi.  Material Non-Public Information. No Access  Person  may   disclose  or  use Material Non-Public Information about any issuer of Securities, whether or not such Securities are held in Advisory Client accounts or suitable for inclusion in such accounts, for personal gain or on behalf of an Advisory Client. Any Access Person who believes he or she is in possession of such information must contact the Adviser’s CCO immediately to discuss the information and the circumstances surrounding its receipt.

Access Persons have an affirmative duty to bring suitable Covered Securities to the attention of Investment Personnel.   The intentional failure to recommend a suitable Security to, or the failure to purchase a Security for, any Advisory Client for the purpose of avoiding the appearance of conflict with respect to a personal transaction security may be considered a violation of this Code.

The Adviser’s CCO shall periodically (and no less frequently than quarterly), review the securities transaction reports filed by the Firm’s officers, employees and agents pursuant to this Code. The CCO shall seek to identify those transactions, if any, that relate to any issuer or security as to which the Adviser and its employees, etc., are or were likely to possess Material Non-Public Information. The CCO is authorized to conduct a confidential review of any reported or other transaction involving a Firm officer, employee or agent, and shall provide a report thereon to the Firm’s [President,] unless the security or security transaction in questions involved the President, in which case the CCO may provide the report to another authorized officer of the Firm for further action, if any.

2. Additional Trading Restrictions for Advisory Persons and Investment Personnel.  In addition to the restrictions described in Section 4.1 above, each Advisory Person and Investment Person shall be subject to the trading restrictions identified below.

i.   Preclearance. All Advisory Persons and Investment Personnel must obtain approval from the CCO prior to purchasing any Securities, in the types of offering described in Sections 2.ii and 2.iii below.  At the time of requesting preclearance, the Advisory Person or Investment Person must provide a complete description of the Security and the nature of the transaction. Approval of a transaction, once given, is effective only for the business day on which approval was requested or until the Advisory Person or Investment Person discovers that the information provided at the time the transaction was approved is no longer accurate.  If the Advisory Person or Investment Person decides not to execute the transaction on the day preclearance approval is given, or the entire trade is not executed, the Advisory Person or Investment Person must request preclearance again at such time as he or she decides to execute the trade.

Advisory Persons and Investment Personnel may pre-clear trades  only in cases where they have a present intention to transact in the Security for which preclearance is sought.  It is not sufficient for an Advisory Person or Investment Person to obtain a general or open-ended preclearance to cover the eventuality that he or she may buy or sell a Security at some point on a particular day depending upon market developments. This requirement would not prohibit a price limit order, provided that the Advisory Person or Investment Person has a present intention to effect a transaction at such price. Consistent with the foregoing, an Advisory Person or Investment Person may not simultaneously request preclearance to buy and sell the same Security.

ii.   Limited Offerings. Advisory Persons and Investment Personnel purchases and sales of “private placement” Securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be pre-cleared directly with the CCO.   No Advisory Person or Investment Person may engage in any such transaction unless the CCO has determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities of Advisory Clients.

If, after receiving the required approval, an Advisory Person or Investment Person has any material role in the subsequent consideration by any Advisory Client of an investment in the same or affiliated issuer, the Advisory Person or Investment Person must disclose his or her interest in the private placement investment to the CCO and to his or her supervisor. The decision to have an Advisory Client purchase Securities of that issuer must be independently reviewed and authorized by the most senior person in the department.

iii.  Initial Public Offerings. The purchase by an Advisory Person or Investment Person of Securities offered in an initial public offering must be pre-cleared.

3. Additional Provisions applicable to Investment Personnel:

i.   Establishing Positions Counter to Advisory Client Positions.   No Investment Person may establish a long position in his or her personal account in a Security if the Advisory Client for which he or she has investment authority maintains a position that would benefit from a decrease in the value of such Security.  No Investment Person may purchase a put option or write a call option where an Advisory Client for which such person has investment authority holds a long position in the underlying Security.

ii.  Purchasing an Investment for an Advisory Client that is a Personal Holding.  An Investment Person may not purchase an investment for an Advisory Client that is also a personal holding of the Investment Person or any other account covered by this Code, or the value of which is materially linked to a personal holding, unless the Investment Person has obtained prior approval from his or her senior manager and the CCO.

iii.  Prohibition on Short-Term Profits.  Investment Personnel are prohibited from profiting on any sale and subsequent purchase, or any purchase and subsequent sale of the same (or equivalent) Securities occurring within 60 calendar days (“short-term profit”).  This holding period  also  applies  to  all  permitted  options  transactions; therefore, for example, an Investment Person may not purchase or write an option if the option will expire in less than 60 days (unless such a person is buying or writing an option on a security that he or she has held more than 60 days).  In determining short- term profits, all transactions within a 60-day period in all accounts related to the Investment Person will be taken into consideration in determining short-term profits, regardless of his or her intentions to do otherwise (e.g., tax or other trading strategies). Should an Investment Person fail to preclear a trade that results in a short-term profit, the trade would be subject to reversal with all costs and expenses related to the trade borne by the Investment Person, and he or she would be required to disgorge any profit. Transactions not required to be precleared will not be subject to this prohibition.

4. Exempted Transactions/Securities.   The Adviser has determined that the following securities transactions do not present the opportunity for improper trading activities that Rule 17j-1 and Rule 204A-1 are designed to prevent; therefore, the restrictions set forth in this Code (including preclearance, prohibition on short-term profits and restricted periods) shall not apply.   The reporting requirements, however, shall apply to the Securities and transaction types set forth in this section.

i.  Purchases or sales in an account over which the Access Person, Advisory Person or Investment Person has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee).

ii. Purchases or sales of direct obligations of the U.S. government.

iii. Purchases or sales of open-end investment companies (including money market funds), variable annuities and unit investment trusts, other than any Fund.

iv. Purchases or sales of bank certificates, bankers’ acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements.

v. Purchases or sales that are non-volitional on the part of the Access Person, Advisory Person or Investment Person (e.g., an in-the-money option that is automatically exercised by a broker; a Security that is called away as a result of an exercise of an option; or a Security that is sold by a broker, without Access Person, Advisory Person or Investment Person consultation, to meet a margin call not met by the Access Person, Advisory or Investment Person).

vi. Purchases which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan.

vii. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer.

viii. Purchases or sales of commodities, futures (including currency futures and futures on broad-based indices), options on futures and options on broad-based indices. Also exempted are exchange-traded Securities which are representative of, or related closely in value to, these broad-based indices.

ix. The receipt of a bona fide gift of Securities.  Donations of Securities, however, are not considered Exempted Transactions.

5. REPORTING OBLIGATIONS

The Adviser’s CCO shall furnish each Access Person with a copy of the Code upon such person becoming an Access Person and annually thereafter so that each such Access Person may certify, through a written acknowledgment, that he or she has read and understands said Code and recognizes that he or she is subject to the principles and provisions contained therein. In addition, the CCO shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, annual holdings reports, and annual certifications, as described below.

1.   Adviser. The Adviser shall provide the following to a Board:

i.    periodic reports on issues raised under the Code or any related procedures; and

ii.   on an annual basis, (a) a written report that describes issues that arose during the previous year under the Code, or any other related procedures,  including, but not limited to, information about material violations of the Code or procedures and any sanctions imposed in response to the material violations or its procedures; and (b)  a written certification that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

2.   Access Persons. Each Access Person shall file the reports identified below with the CCO. The requirements will also apply to all transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the Access Person has a financial interest or over which the Access Person has investment discretion.  The requirements do not apply to Securities acquired for accounts over which the Access Person has no direct or indirect control or influence.

i.    Initial Holdings Report.   Upon becoming an Access Person, all new Access Persons  must disclose their personal Securities holdings to  the CCO within ten  (10) days of becoming an Access Person. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. (Similarly, Securities holdings of all new related accounts must be reported to the CCO within ten (10) days of the date that such account becomes  related to the Access Person.)  With respect to exempt Securities referred to in Section 4 that do not require preclearance/reporting, Access Persons must nonetheless initially report those exempt Securities defined in Section 4.4.vi-ix. (This reporting requirement does not apply to holdings that are the result of transactions in exempt Securities as defined in Section 4.4.i-v.) The listing must contain the following information: (a) the title and type of the Covered Security, and as applicable the exchange ticker symbol or CUSIP number; (b) the number of shares held; (c) the principal amount of the Covered Security; (d) the name of any broker,  dealer  or bank with whom  the  Access Person maintained an account in which the named Covered Securities were held; and (e) the date that the report is submitted to the Access Person.

Within ten (10) days of commencement of becoming an Access Person, each Access Person shall file a written acknowledgement stating that he or she has read and understands the provisions of the Code.

ii.   Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, each Access Person shall file a report stating the dates of transactions in any Covered  Securities,  along  with  the  following  information: (a)  the  date  of  the transaction; (b) the title of the Covered Security; (c) the nature of the transaction; (d) the price of the Covered Security at which the transaction was effected; (e) the name of any broker, dealer or bank with or through which the transaction was effected; (f) the date that the report is submitted by the Access Person; and (g) as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Covered Security involved.

Alternatively, an Access Person who provides broker trade confirmations or account statements that contain the aforementioned information to the CCO on an ongoing basis will be deemed to comply with this requirement. A separate quarterly transaction report will not be necessary. An Access Person need not make a quarterly transaction report with respect to transactions effected pursuant to an Automatic Investment Plan.

iii.   Annual Holdings Report. All Access Persons must submit an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted. With   respect   to   exempt   Securities   which   do   not   require preclearance/reporting, Access Persons must nonetheless annually report the holdings of those exempt Securities that are defined in Section 4.4.vi-ix. (This reporting requirement, however, does not apply to exempt Securities as defined in Section 4.4.i- v.)

The listing must contain the following information: (a) the title and type of the Covered Security, and as applicable the exchange ticker symbol or CUSIP number; (b) the number of shares held; (c) the principal amount of the Covered Security; (d) the name of any broker,  dealer  or bank with whom  the  Access Person maintained an account in which the Covered Securities are held; and (e) the date that the report is submitted to the Access Person.

Alternatively, an Access Person who provides broker trade confirmations or account statements that contain the aforementioned information to the CCO on an ongoing basis may satisfy the annual holdings report requirement by annually confirming in writing the accuracy of the Adviser’s record of information.

iv.  Annual Certification of Compliance. All Access Persons must certify annually to the CCO that: (a) they have read and understand and agree to abide by this Code; (b) they have complied with all requirements of the Code except as otherwise notified by the CCO that they have not complied with certain of such requirements; and (c) they have reported all transactions required to be reported under the Code.

v.   Review of Transactions  and  Holdings  Reports.  All transactions reports  and holdings reports are reviewed by the CCO.

vi.   Investment Personnel.  In addition to the reporting requirements set forth above, Investment Personnel must also submit duplicate confirmations and account statements to the CCO, either by (a) directing each brokerage firm or bank at which such persons maintain securities accounts to send simultaneous duplicate copies of such person’s confirmations and account statements to the CCO or (b) personally providing duplicate copies of all such confirmations and account statements directly to the CCO within two (2) business days of receipt.

6. FIDUCIARY DUTIES

1.  Gifts. On occasion, because of their positions with the Adviser, Access Persons may be offered gifts from, or may wish to give gifts to, unaffiliated persons or entities that have no business or wish to do business with the Adviser (“Vendors”).    The solicitation, acceptance or giving of such gifts or gratuities by officers and employees of the Adviser is strictly prohibited, except for (i) gifts of a nominal value; (ii) customary business lunches, dinners, entertainment (e.g., sporting events) where the business representative participates in the activity (otherwise the amount becomes a gift subject to the rules under (i), above); (iii) promotional items (e.g., pens, mugs, T-shirts); and (iv) gifts of reasonable value for special occasions (e.g., holidays, retirement). If an officer or employee of the Adviser receives any gift that is or might be prohibited under this Code, that person promptly must inform the CCO of the Adviser. Officers and employees shall submit a quarterly report of items received to the CCO of the Adviser. Gifts under $25 need not be reported.

2.  Outside Activities. Access Persons who are employees of the Adviser may seek to engage in Outside Activities. Outside Activities, either with a for-profit organization or with a non-profit organization, are allowable as long as the activity does not create an actual or potential conflict of interest that cannot be remediated.   Prior to an employee embarking upon any Outside Activity, the employee has a duty to disclose the activity to the CCO of the Adviser.  The CCO will review the proposed activity for conflicts of interest. The CCO’s review may be made in conjunction with other officers of the Adviser and/or legal counsel to the Adviser. If the proposed activity does not present an actual or potential conflict of interest, it will be allowed. Conversely, if it is determined that the activity does present an actual or potential  conflict of interest, it will be disallowed if the conflict cannot be remediated. Employees may not engage in any Outside Activity until approval has been granted by the CCO.  All determinations in these matters will be documented and maintained according to the Adviser’s record retention policies and procedures.

7. APPROVAL AND ADOPTION OF CODE OF ETHICS

A Fund’s Board, including a majority of the independent trustees (as defined under the 1940 Act), must approve this Code. Additionally, any material changes to this Code must be approved by the Board within 6 months after adoption of any material change. The Board must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the 1940 Act.

8. REVIEW OF ANNUAL REPORTS

At least annually, the Adviser  must furnish to the Board, and the Board must consider, a written report that (1) describes any issues arising under this Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (2) certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

9. REVIEW AND ENFORCEMENT

Potential violations of the Code must be brought to the attention of the CCO or his designee. Potential violations will be investigated and, if appropriate, sanctions will be imposed.   Sanctions may include, but are not limited to, a letter of caution or warning, reversal of a trade, disgorgement of a profit or absorption of costs associated with a trade, supervisor approval to trade for a prescribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the Access Person to the CCO that such Access Person would suffer extreme financial hardship should an exception not be granted. Should the subject of the exception request involve a transaction in a Security, a change in the Access Person’s investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.

10. RECORDS

The Adviser shall maintain records in the manner and to the extent set forth below, which may be maintained electronically or by such other means permissible under the conditions described in Rule 31a-2 under the 1940 Act, Rule 204-2(g) under the Advisers Act, or under no-action letters or interpretations under that Rule, and shall be available for examination by representatives of the SEC.

1.   A copy of the applicable Code and any amendments thereto shall be preserved in an easily accessible place (including for five (5) years after the code or the amendment, as applicable, is no longer in effect).

2.   A record of any violation of the Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

3.   A record of all written acknowledgments from all Access Persons, as required by Section 5 of this Code, shall be preserved for not less than five (5) years.

4.   A copy of each report, including any information provided in lieu of the report, made by an Access Person pursuant to the Code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place.

5.   A list of all Access Persons who are, or within the past five (5) years have been, required to make reports pursuant to the code and all persons who are, or within the past five (5) years have been, responsible for reviewing the reports, shall be maintained in an easily accessible place.

6.   A copy of each report of the Adviser detailing any violations of its code of ethics, or certifying that it has adopted procedures reasonably necessary to prevent Access Persons from violating such code of ethics shall be maintained for at least five (5) years after the end of the fiscal year in which it was made, the first two (2) years in an easily accessible place.

7.   A copy of any decisions (and the reasons supporting the decisions) to approve the purchase of any transaction requiring preclearance shall be maintained for at least five (5) years after the end of the fiscal year in which the approval is granted.

11. APPROVAL, AMENDMENT AND INTERPRETATION OF PROVISIONS

This Code may be amended as necessary or appropriate and with the approval of the Board.

This Code is subject to interpretation by the Board in its discretion.

WILDERMUTH ADVISORY, LLC

CODE OF ETHICS

INITIAL REPORT

1.	I hereby acknowledge the receipt of a copy of the Code of Ethics.

2.	I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an “Access Person.”

3.	As of the date below, I had a direct and indirect beneficial ownership in the following securities:

Name of Security or Ticker Symbol or CUSIP Number	Type of Security	Number of Shares	Principal Amount	Type of Interest (Direct or Indirect)	Broker, Dealer or Bank Through Whom Effected

1.	I hereby represent that I maintain account(s), as of the date this report is submitted, in which securities are held for my direct or indirect benefit, with the brokers, dealers or banks listed below:

Name of Broker, Dealer or Bank with Whom Account Maintained	Date Established

This report is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed.

Date:	Signature:

Printed Name:

WILDERMUTH ADVISORY, LLC

CODE OF ETHICS

QUARTERLY REPORT CALENDAR QUARTER ENDED ____/____/____

During the calendar quarter referred to above, the following transactions were effected in securities of which I had, or by reason such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics:

Name of Security and Ticker Symbol or CUSIP Number	Date of Transaction	Number of Shares of Security	Interest Rate and Maturity Date(if applicable)	Principal Amount	Nature of Transaction(purchase, sale, other)	Price	Broker, Dealer or Bank Through Whom Effected

This report excludes (i) transactions with respect to which I had no direct or indirect influence or control, and (ii) other transactions not required to be reported, and is not admission that I have or had any direct or indirect beneficial ownership in the securities listed.
I hereby represent that I established the brokerage accounts listed below, in which the securities were held during the quarter referenced above for my indirect or direct benefit:

Name of Broker, Dealer or Bank with Whom Account Maintained	Date Established

Date:	Signature:

Printed Name:

WILDERMUTH ADVISORY, LLC

CODE OF ETHICS

ANNUAL REPORT YEAR ENDED DECEMBER 31, ____

1.	I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an “Access Person.”

2.
I hereby certify that, during the year, I have complied with the requirements of the Code of Ethics and I have reported all securities transactions required to be reported pursuant to the Code of Ethics.

3.	As of December 31, _____, I had a direct or indirect beneficial ownership in the following securities:

Name of Security and Ticker Symbol or CUSIP Number	Number of Shares	Principal Amount	Type of Interest (Direct or Indirect)	Broker, Dealer or Bank Through Whom Effected

1.	I hereby represent that I maintain account(s), with the brokers, dealers or banks listed below, in which securities are held for my direct or indirect benefit:

Name of Broker, Dealer or Bank with Whom Account Maintained	Date Established

This report is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed.

Date:	Signature:

Printed Name:

WILDERMUTH ADVISORY, LLC

INSIDER TRADING POLICIES & PROCEDURES

1. BACKGROUND

These Insider Trading Policies and Procedures (“Insider Trading Policy”) represent the policy of Wildermuth Advisory, LLC (the “Firm”) with respect to insider trading. You and the members of your family/household are prohibited from engaging in, or helping others engage in, insider trading.  Generally, the “insider trading” doctrine under federal securities laws prohibits any person from knowingly or recklessly breaching a duty owed to that person by:

1.	Trading while in possession of Material Non-Public Information (as defined below);

2.	Communicating (“tipping”) such information to others;

3.	Recommending the purchase or sale of securities on the basis of such information; and

4.	Providing substantial assistance to someone who is engaged in any of the above activities.

This means that, if you trade with respect to a particular security or issuer at a time when you know or should know that you are in possession of Material Non-Public Information about the issuer or security, you (and, by extension, the Firm) may be deemed to have violated the insider trading laws.

Potential penalties for insider trading violations include imprisonment for up to 10 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $1 million.  In addition, a company whose director, officer, or employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the director’s, officer’s, or employee’s insider trading violations.  Moreover, a director’s, officer’s, or employee’s failure to comply with this Insider Trading Policy may subject such person to sanctions imposed by the Firm, whether or not such person’s failure to comply with this Insider Trading Policy results in a violation of law.

“Non-public” information constitutes any information that has not been disclosed generally to the marketplace or not effectively disseminated to the public.  Information received about another company in circumstances indicating that it is not yet in general circulation should be considered non-public.  As a general rule, one should be able to point to some fact to show that the information is widely available; for example, its  publication in The Wall Street Journal or in other major news publications.  Even if ABC Company has released information to the press, at least 24 hours must be allowed for the general marketplace to learn of and evaluate that information before you are allowed to trade in ABC securities.

“Material” information is any information about a company or the market for the company’s securities that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to purchase or sell the company’s securities.  In addition, information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business, is “material.”

While it is not possible to identify in advance all information that will be deemed to be material, some illustrations of such information would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labor negotiations, price changes or major marketing changes, government investigations, or significant litigation.  Material Non-Public Information might be inadvertently disclosed to you by a company director, officer, or employee.  It also might be disclosed to you by persons with business relationships with the company, such as its investment banker.

All directors, officers, and employees of the Firm must comply with this Insider Trading Policy.

You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this Insider Trading Policy.  Please direct your questions to the Firm’s Chief Compliance Officer (the “CCO”).

2. STATEMENT OF POLICY

It is the Firm’s policy that no director, officer, or employee (including a temporary employee) of the Firm who is aware of Material Non-Public Information may, directly or through family members or other persons or entities, (1) buy or sell securities or engage in any other action to take personal advantage of that information; or (2) pass that information on to others outside of the Firm, including family and friends.  A director, officer, or employee may trade in a company’s securities when the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Insider Trading Policy.  The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Firm’s reputation for adhering to the highest standards of conduct. Firm personnel should understand that violation of this Policy may result in civil and criminal liability, and may result as well in disciplinary action by the Firm, including termination of employment.  The absence of harm to the Firm’s clients from any action in violation of this Policy shall not serve as a basis for excusing said action or transaction.

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3. LIABILITY OF TIPPERS

It is important to understand that a person can be held liable for insider trading even if that person does not personally engage in any trading activity; in the U.S., for example, federal securities laws permit liability under certain circumstances when a person communicates information to another person who then trades.  In addition, the person who receives such non-public information may be subject to liability if he or she knows or should have known that non-public information was provided to him or her in violation of a duty owed to a third party.

Note that the prohibition on trading while in possession of Material Non-Public Information or tipping such information applies to the securities of all public companies, including companies with which the Firm does not have, nor is considering, an investment or other relationship.

4. PROCEDURES

If you obtain information that you believe may be Material Non-Public Information, you must immediately notify the CCO or his/her designee of the information and the circumstances surrounding its receipt.

The CCO shall periodically (and no less frequently than quarterly), review the securities transaction reports filed by the Firm’s officers, employees and agents pursuant to the Firm’s code of ethics adopted under the Investment Advisers Act of 1940, as amended.

The CCO shall seek to identify those transactions, if any, that relate to any issuer or security as to which the Firm and its employees, etc., are or were likely to possess Material Non-Public Information.

The CCO is authorized to conduct a confidential review of any reported or other transaction involving a Firm officer, employee or agent, and shall provide a report thereon to the Firm’s [President,] unless the security or security transaction in questions involved the President, in which case the CCO may provide the report to another authorized officer of the Firm for further action, if any.

5. NO FIDUCIARY DUTY TO USE INSIDE INFORMATION

The Firm has no legal obligation to carry out investment transactions in the securities of any company while in possession of information that it knows to be “inside” information relating to that company.  In fact, as noted above, such conduct may violate the federal securities laws.

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6. UNAUTHORIZED DISCLOSURE

As discussed above, the disclosure of Material Non-Public Information to others can lead to significant legal difficulties.  Therefore, you should not discuss Material Non-Public Information with anyone, including other employees, except as required in the performance of your regular duties.

Also, it is important that only specifically designated representatives of the Firm discuss the Firm with the news media, securities analysts, and investors.  Inquiries of this type received by any employee should be referred to the President of the Firm or the CCO.

7. POST-TERMINATION TRANSACTIONS

The Insider Trading Policy continues to apply to your transactions in securities even after you have terminated employment.  If you are in possession of Material Non-Public Information when your employment terminates, you may not trade in securities until that information has become public or is no longer material.

8. QUESTIONS ABOUT THIS INSIDER TRADING POLICY

Compliance by all directors, officers, and employees with this Insider Trading Policy is of the utmost importance both for you and the Firm.  If you have any questions about the application of this Insider Trading Policy to any particular case, please immediately contact the CCO.

Your failure to comply with this Insider Trading Policy could lead to significant legal problems, as well as other serious consequences.

Adopted October 17th, 2016
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